EXHIBIT 10.2

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

          This First Amendment to Employment Agreement (“First Amendment”) is entered into as of December 6, 2005 by and between The Cheesecake Factory Incorporated, a Delaware corporation (the “Company”) and David M. Overton (the “Employee”).

          WHEREAS, the Company and the Employee have previously entered into an Employment Agreement as of December 31, 2003 (the “Employment Agreement”);

          WHEREAS, the Company and Employee each desire to amend the Employment Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company and the Employee agree as follows:

1.        Section 14 of the Employment Agreement is amended by deleting paragraph (e) in its entirety and by substituting the following new paragraph (e) in lieu thereof:

          (e) In the event that the Employee’s employment is terminated other than by reason of death or because the Employee has become “disabled” as defined in Section 409A(a)(2)(C) of the Code, the Company shall make all cash payments to which the Employee is entitled hereunder within one (1) business day following the date that is six (6) months after the Date of Termination of the Employee’s employment.  In the event that the Employee’s employment is terminated by reason of the Employee’s death or because the Employee has become disabled as defined in Section 409A(a)(2)(C) of the Code, the Company shall make all cash payments to which the Employee is entitled hereunder within thirty (30) days following the Date of Termination, provided that the Company may defer payment in the case of the Employee’s death until the Employee’s executor or personal representative has been appointed and qualified pursuant to the laws in effect in the Employee’s jurisdiction of residence at the time of the Employee’s death.

2.       Section 15 of the Employment Agreement is amended by deleting it in its entirety and by substituting the following new Section 15 in lieu thereof:

15. Consulting Services.

          (a)          If the Employee’s full-time employment by the Company pursuant to this Agreement is terminated for any reason, except for termination by reason of death, Permanent Disability, for Cause, or by voluntary resignation by the Employee and Section 14(b) is inapplicable, the Employee may elect to provide consulting services to the Company as an independent contractor for a period of up to 120 months following notice to the Company of the Employee’s election to provide such services.

Any election to provide such services must be given to the Company within 90 days after the Date of Termination.  If the Employee elects to provide such services, the Company shall pay the Employee no less frequently than monthly at an annual rate equal to 70% of Employee’s Base Salary (defined in Section 12(c) above) (such payment shall be in addition to, and not in lieu of, any amounts paid or payable to the Employee pursuant to Section 14 by reason of the termination of his employment).  Employee shall provide not less than 60 hours of consulting services per month.  Notwithstanding the foregoing, the Employee shall in no event provide services to the Company at an annual rate that is 50% or more of the services rendered, on average, during the immediately preceding three full calendar years of employment.  For purposes of this Section 15, the annual rate of providing services shall be determined based on the measurement used to determine the Employee’s base compensation.

        (b)          While providing consulting services to the Company pursuant to this Section 15, the Employee and his dependents shall be entitled to participate in the Company’s life, medical and dental insurance benefits that the Company has adopted or may adopt for the benefit of its executive officers under the terms and conditions of such insurance coverage.  If the Employee and his dependents are not eligible to participate in such benefits pursuant to the terms of coverage, the Company will seek to obtain substantially similar individual coverage.  The Company shall reimburse the Employee for his reasonable business expenses incurred while providing such consulting services in accordance with Section 9 of this Agreement and shall provide appropriate office space and secretarial support.  The Company acknowledges that while the Employee is providing consulting services pursuant to this Section 15, he will be an “Eligible Individual” under the Company’s 2001 Omnibus Stock Incentive Plan as currently in effect.  The Employee agrees to be bound by the provisions of Section 20 during the time the Employee provides such services (and thereafter in the case of Section 20(a)).  The consulting services and the Company’s obligations under this Section 15 shall terminate automatically upon the Employee’s death or Permanent Disability and may be terminated by the Company for Cause or by the Employee for any reason.  The Date of Termination shall be determined in accordance with Section 13(e) of this Agreement.  Within 30 days of such termination, the Company shall pay to the Employee all accrued but unpaid consulting fees and unpaid expense reimbursements.  Except as set forth in this Section 15, the Employee shall not be entitled to any severance or other benefits compensation set forth in this Agreement with respect to any termination of consulting services.

3.       Capitalized terms used without other definition in this First Amendment shall have the meanings given to them in the Employment Agreement.

4.       Except as modified by this First Amendment, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

5.       The validity, interpretation, construction and performance of this First Amendment shall be governed by the laws of the State of California without regard to its conflicts of law principles.

[Signatures follow on next page.]

“COMPANY”	“EMPLOYEE”

The Cheesecake Factory Incorporated	David M. Overton
A Delaware corporation

By:

Printed Name:

Title:

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